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                                                                   EXHIBIT 99.1


CONTACTS: Doug Murphy-Chutorian, MD, Chairman or Alan L. Kaganov, Sc.D., CEO of Eclipse Surgical Technologies, Inc. (408) 548-2100

     ECLIPSE SURGICAL TECHNOLOGIES ANNOUNCES $20 MILLION EQUITY COMMITMENT


SUNNYVALE, CALIF., August 17, 2000 -- Eclipse Surgical Technologies, Inc. (NASDAQ:ESTI), announced today that it has received a commitment for up to $20 million in common stock equity financing from Acqua Wellington North American Equities Fund, Ltd. There are no commissions, warrants or other direct costs payable in connection with the financing other than a small discount to prevailing market prices. The total amount of Acqua Wellington's future investment in Eclipse over the next 15 months is dependent, in part, on Eclipse's stock price, with Eclipse controlling the amount and timing of stock sold.

This commitment was entered into pursuant to an effective shelf registration statement previously filed by Eclipse with the Securities and Exchange Commission covering the sale of up to four million shares of its Common Stock. Net proceeds will be used to provide working capital and for general corporate purposes.

"Eclipse is in a strong leadership position in the emerging TMR market" said Alan L. Kaganov, CEO of Eclipse Surgical. "This facility provides the flexibility to raise capital over the next 15 months, thereby keeping Eclipse well capitalized to achieve our operating goals" said Kaganov.

Eclipse is a medical device company specializing in transmyocardial revascularization (TMR). TMR is a laser hear surgery treatment in which one-millimeter channels are created in the heart muscle. In several peer-reviewed, published studies, TMR has been shown to reduce angina (i.e., chest pain) and improve the quality of life for patients suffering with advanced coronary artery disease. The company currently manufactures and markets the Eclipse TMR 2000, a solid-state laser system and the Eclipse SoloGrip III, a surgical hand piece with built-in laser fiber optics. Percutaneous TMR (PTMR) is a less invasive approach to TMR performed in a cardiac catherization lab by a cardiologist. Eclipse's PTMR products are CE Marked and distributed internationally and are currently being reviewed by the FDA for commercial approval in the United States.

Acqua Wellington Asset Management LLC acts as the advisor to the Acqua Wellington Family of Funds, which is targeted at investment opportunities among mid-cap and small-cap publicly traded companies in domestic and global markets. Their primary focus is in the technology and life-science sectors.


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This press release contains forward looking statements related to the company's operating goals which are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause Eclipse's actual results to differ materially from those discussed here. Other factors that could cause Eclipse's actual results to differ materially include no assurance of regulatory approvals or market acceptance, potential third-party patent infringement claims as well as additional risk factors, as discussed in the "Risk Factors" section of Eclipse's Annual Report on From 10-K for the year ended December 31, 1999, and Eclipse's quarterly reports on Form 10-Q and Eclipse's other recent SEC filings. Eclipse disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.


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For more information on Eclipse Surgical and its products please visit the web site at www.eclipsesurg.com (http://www.eclipsesurg.com) or contact the company at 1-800-328-2205.